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                                                                  Exhibit (e)(2)

                               AMENDED AND RESTATED
                   MARKETING AND CONSULTING SERVICES AGREEMENT

         AGREEMENT made as of April 19, 2006 between Funds Distributor, Inc. ("FDI") and Investors Bank & Trust Company ("IBT").

         WHEREAS, the parties have previously executed a Marketing and Consulting Services Agreement ("Agreement") dated December 15, 2000;

         WHEREAS, the Agreement provides that where FDI and IBT wish to amend the terms of the Agreement they may do so by a written instrument;

         WHEREAS, FDI and IBT wish to amend and restate the Agreement to set forth the amount of compensation to be paid by FDI and to incorporate the Reserve Class of the Funds into the Agreement;

         WHEREAS, IBT serves as investment adviser to Merrimac Master Portfolio, in which Merrimac Series (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended, and its series (the "Funds"), invests substantially all its assets;

         WHEREAS, FDI is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc.;

         WHEREAS, the Trust has entered into a distribution agreement with FDI (the "Distribution Agreement") for the distribution by the of shares of beneficial interest in the Funds;

         WHEREAS, the shares of the Investment Class and Reserve Class of the Funds (the "Shares") are offered to custodial and/or agency clients of IBT's trust department; and

         WHEREAS, FDI and IBT desire to enter into this Agreement pursuant to which IBT will perform certain marketing-related and consulting services for FDI relative to the Shares;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Appointment. FDI, as distributor of the Shares, hereby authorizes and appoints IBT as its consulting agent to assist in the marketing of the Shares as outlined herein.

2. Services. IBT agrees to perform such marketing services as may be requested by FDI. It is understood that services provided by IBT pursuant to this Agreement shall be so provided on an "as needed" basis. FDI shall have sole discretion to determine the need for continued provision of such services. Specifically, IBT's services may include:

         (a) publishing the availability of the Shares to clients;

         (b) ongoing identification, development and implementation of appropriate communications and marketing programs, projects and other initiatives;

         (c) make the Funds' investment managers available to current and prospective owners of the Shares;

         (d) ongoing review of the effectiveness of the Funds' marketing programs and promotional material;


         (e) prepare, print and distribute, in IBT's discretion, sales literature brochures, letters, training materials and trust personnel guides and all similar materials and advertisements as defined below, and arrange for the printing and dissemination of prospectuses and reports of the Funds to prospective shareholders; provided that it is understood that FDI shall have no responsibility for strategic planning or development with respect to such matter. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and trust personnel guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audiovisual media, but does not include generic materials that do not mention the Funds;

         (f) submit all sales literature and advertisements prepared pursuant to Section 2(c) above to FDI for legal/compliance review in advance of use, and incorporate such changes as FDI may reasonably request therein; and

         (g) provide such other services with respect the subject matter hereof as FDI may reasonably request from time to time.

3. Books and Records. IBT will keep all books and records necessary to perform its services hereunder.

4.       Compensation.

         (a) As compensation for the services rendered hereunder, FDI shall pay such fees to IBT as are set forth on the attached Schedule A, which may be amended from time to time by the parties.

         (b) FDI intends to utilize, as the sole source for all payments to IBT hereunder, certain distribution-related payments (including without limitation, Rule 12b- 1 payments) received by FDI with respect to the Shares, less any payments or payment obligations to others (e.g., expenses paid by FDI arising from distribution-related services to the Funds that it is not required to bear). FDI's fee obligations hereunder thus are subject to (i) the actual receipt of such monies from the Funds or its agents and (ii) the availability of such monies for payment to IBT.

         (c) IBT will bear all expenses in connection with the performance of its services under this Agreement.

5.       Representations and Warranties.

         (a) IBT hereby represents and warrants that: (i) the execution and delivery of this Agreement and the performance of the activities contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for the lawful execution and delivery of this Agreement by it and its performance hereunder have been obtained; (ii) upon execution and delivery by it, and assuming due and valid execution and delivery by the other parties hereto, this Agreement will constitute a valid and binding agreement, enforceable against it in accordance with its terms; and (iii) this Agreement has been disclosed to the Board of Trustees (the "Board") of the Trust, and IBT has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including amounts to be received by IBT hereunder.

         (b) IBT agrees to comply with all applicable federal and state laws, rules and regulations. IBT represents and warrants that, to the extent appropriate, it will ensure that the existence and terms of the Agreement and any compensation paid hereunder will be disclosed to the Funds' Board of Trustees. IBT agrees to indemnify and hold the Trust and FDI harmless from loss or damage resulting from any failure on its part to comply with applicable laws.

         (c) FDI hereby represents and warrants that: (i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for the lawful execution and delivery of this Agreement by it and its performance hereunder have been obtained; and (ii) upon execution and delivery by it, and assuming due and valid execution and delivery by the other parties hereto, this Agreement will constitute a valid and binding agreement, enforceable against FDI in accordance with its terms.

6. No Relationship Created. Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to create a partnership, association or joint venture between FDI and IBT. None of the parties hereto shall be, act as, or represent itself as, the agent or representative of any of the others, nor shall any party have the right or authority to assume, create or incur any liability or any obligations of any kind, express or implied, against or in the name of, or on behalf of, another party. This Agreement is not intended to, and shall not, create any rights against any party hereto by any third party solely on account of this Agreement. No party hereto shall use the name of another party in any manner without such other party's prior written consent, except as required by any applicable federal or state law, rule or regulation, or to the extent that FDI is merely identified as the Funds' distributor.


7. Notice. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to IBT at the following address:
         Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, Attention: Chief Operating Officer with a copy to General Counsel; and to FDI at the following address: 100 Summer Street, Suite 1500, Boston, MA 02110, Attention: President, with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

8        Duration and Termination.

         (a) This Agreement shall become effective as of the date first written above and shall continue so long as any Distribution Agreement pertaining to the Shares is in effect.

         (b) Either party may terminate this Agreement at any time upon 10 days' prior written notice.

         (c) Termination of FDI's Distribution Agreement with the Funds will automatically terminate this Agreement.

9.       Miscellaneous.

         (a) This Agreement may be amended only by a written instrument signed by both of the parties hereto and may not be assigned by any party without the prior written consent of the other party.

         (b) This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof.

         (c) This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

                                    * * * * *
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                            FUNDS DISTRIBUTOR, INC.
                                    By:     /s/ James L. Smith
                                            ------------------------------
                                    Name:   James L. Smith
                                    Title:  Vice President

                                            INVESTORS BANK & TRUST COMPANY
                                    By:     /s/ Michael F. Rogers
                                            ------------------------------
                                    Name:   Michael F. Rogers
                                    Title:  President
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                                    SCHEDULE A

The parties hereto agree that FDI shall pay to IBT for services rendered pursuant to the terms of the Agreement as follows:

         0.10% of the average daily value of the net assets represented by shares of all classes of Funds subject to the Agreement.

Such fees shall be paid on a quarterly basis unless otherwise agreed to between the parties.

Payments made from the Trust's Rule 12b-1 plan may be made directly to IBT by the Trust with notice given to FDI by the Trust of the amounts paid.